United States securities and exchange commission logo





                     December 21, 2023

       Gregg S. Hymowitz
       Chief Executive Officer
       EG Acquisition Corp.
       375 Park Avenue, 24th Floor
       New York, NY 10152

                                                        Re: EG Acquisition
Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 24,
2023
                                                            File No. 001-40444
                                                            Letter filed
December 15, 2023

       Dear Gregg S. Hymowitz:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation
       cc:                                              Sean M. Ewen, Esq